Exhibit 99.1
For More Information Contact:
Investors:
Damon Wright
(714) 382-5013
damon.wright@ingrammicro.com
INGRAM MICRO REPORTS FIRST QUARTER EARNINGS

Revenue Increases More Than 10% and Non-GAAP EPS Up 9% on a Currency Neutral Basis

Announces New $100 Million Global Cost Savings Plan

Plans to Resume Share Repurchases

SANTA ANA, Calif., May 4, 2015 - Ingram Micro Inc. (NYSE: IM) today announced financial results for the first quarter ended Apr. 4, 2015.

(US$ in millions, except EPS and diluted shares)	First Quarter Ended
	April 4, 2015		March 29, 2014	USD Change

Net Sales	$10,644	1	$10,384	2.5%

Non-GAAP operating income	$125		$123	2%
Non-GAAP operating margin	1.18%		1.18%	—

Operating income	$98		$68	43%
Operating margin	0.92%		0.66%	26

Non-GAAP net income	$68		$68	—
Net income	$43		$25	74%

Non-GAAP earnings per diluted share	$0.43	1	$0.43	—
Earnings per diluted share	$0.27		$0.16	69%

Diluted shares outstanding (millions)	160.2		159.0
1 The translation of foreign currencies negatively impacted 2015 first quarter net sales by 8% and non-GAAP earnings by 4 cents per diluted share, when compared to the 2014 first quarter.

A reconciliation of GAAP financial measures to non-GAAP financial measures is presented in the Supplementary Information section in this press release.

Alain Monié, Ingram Micro CEO, commented, “As illustrated by growth in excess of 10 percent on a currency neutral basis, we experienced healthy demand across our geographic regions. Asia Pacific and Latin America were clear standouts, as strong revenues were complemented by solid increases in profitability. As anticipated, our sales mix in Europe improved over the 2014 fourth quarter, with lower contribution from consumer markets leading to modest year-over-year improvement in the profitability of our European core business. In mobility, we had good growth across all regions, while cloud and supply chain solutions continued to grow at robust rates.”
Monié added, “We continue to generate significant revenue momentum as we expand our capabilities globally, including in our higher margin cloud and supply chain solutions, which is an important element of leveraging our customer, vendor and global infrastructure basis to achieve our longer-term financial targets. Additionally, to ensure we maintain the trajectory towards our 2016 financial targets, we are taking cost actions globally, which are expected to result in annualized savings of approximately $100 million in 2016. One-time costs associated with these actions are expected to be in a similar range.”
Monié said, “We manage a complex and broad portfolio of interconnected businesses and operations, and we remain committed to taking the decisions necessary to ensure we maintain our trajectory towards our longer-term financial objectives.
“Additionally,” Monié concluded, “With now good progress on our strategic initiatives, we plan to resume share repurchases opportunistically under our existing $400 million authorization, which has approximately $124 million in remaining available capacity.”

First Quarter Results of Operations
Driven by solid demand across all regions, worldwide first quarter sales increased year-over-year by $260 million to $10.6 billion, up 2.5 percent in U.S. dollars and up more than 10 percent on a currency neutral basis. Non-GAAP operating income was up 2 percent, or 9 percent on a currency neutral basis, over last year. Lower contribution from North America and Europe was more than offset by strong performance in Asia Pacific and Latin America. In addition to increased strategic investments in cloud and supply chain solutions, lower contribution from North America was driven by lower mobility gross margins related to higher Verizon channel sales than last year, as well as lower than anticipated resale pricing of returned handsets in the secondary market. The company said it is addressing the areas of the mobility business that are not currently performing as expected, and will either improve the profitability or exit those portions of the business. European profits were impacted by the strengthening U.S. dollar versus the euro, as well as by continued strategic investments in cloud, supply chain solutions and mobility. Asia Pacific and Latin America delivered solid operating leverage benefiting from good uptake in advanced solutions and share gains in certain markets.

2015 first quarter non-GAAP net income was $68 million, with non-GAAP earnings of 43 cents per diluted share, flat when compared to the 2014 first quarter, and up 9 percent on a currency neutral basis, as the translation of foreign currencies compared to the 2014 same period negatively impacted 2015 first quarter non-GAAP earnings by 4 cents per diluted share.

Key 2015 first quarter business highlights:

•
Ingram Micro completed the acquisition of technology services provider Anovo, further expanding its position as the leading global provider of device lifecycle services, while also strengthening the company's relationship with many of the world's largest mobile network operators and hardware manufacturers. Anovo is a European based provider of repairs and regeneration solutions for high-tech products such as smartphones and set-top boxes across 10 countries in Europe and Latin America. The acquisition is expected to contribute in excess of $300 million in annual services revenue and be modestly accretive to Ingram Micro's 2015 full year non-GAAP diluted earnings per share.

•
The company further expanded into the fast-growing and higher profitability Latin American market with the acquisition of Tech Data's Peruvian and Chilean businesses. The acquisition is expected to add more than $270 million annually to Ingram Micro's revenue and be slightly accretive to 2015 non-GAAP earnings per diluted share.

•
Ingram Micro expanded its relationship with HP in North America, adding HP Enterprise Group’s entire portfolio of converged infrastructure, converged systems, networking and servers to its government business offerings.

•
The company held highly successful annual Cloud Summit conferences in North America and Europe with a total of approximately 1,500 channel partners attending, along with support from vendors such as Microsoft, IBM, McAfee, Cirius, Acronis and TrendMicro.

•
The company announced the availability of Microsoft Office 365 through the fully automated Ingram Micro Cloud Marketplace, becoming the first master cloud service provider to offer a true, online consumption model for Office 365 that is backed by a suite of migration services and a dedicated service desk. Ingram Micro is expanding its relationship with Microsoft Cloud Solutions Provider (CSP) into Europe, with initial countries participating in Microsoft's CSP program including Austria, Belgium, France, Germany, Italy, the Netherlands, Portugal, Spain, Sweden, Switzerland, and the U.K.

•	eBay is partnering with Ingram Micro Supply Chain Solutions to help power consignment selling on its marketplace through the eBay Valet consignment program.

•
Ingram Micro was awarded exclusive rights to market, sell and support the entire portfolio of Arcserve data protection and recovery solutions, including the new Arcserve Unified Data Protection and Arcserve UDP 7000 Appliance, to channel partners throughout the U.S. and Canada.

Outlook
The following statements are based on the company's current expectations for the 2015 second quarter and exclude the amortization of intangible assets, charges associated with acquisition-related costs, reorganization, integration and transition costs and charges associated with expense reduction programs and the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity. These statements are forward-looking and actual results may differ materially.

For the 2015 second quarter, Ingram Micro currently expects consolidated sales to grow high-single digits in local currency and to be relatively flat in U.S. dollars when compared to the 2014 second quarter. Non-GAAP earnings per diluted share for the 2015 second quarter are expected to be in the range of 50 to 58 cents, which includes a negative impact of 4 cents related to currency movement, when compared with the second quarter last year.

Non-GAAP Disclosures
In addition to GAAP results, Ingram Micro is reporting non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. These non-GAAP measures exclude charges associated with reorganization, integration and transition costs, including those associated with the company’s previously announced organizational effectiveness program and integration of BrightPoint, as well as acquisition-related costs and the amortization of intangible assets. These non-GAAP financial measures also exclude a benefit related to the receipt of an LCD flat panel class action settlement in 2014. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity.

            The non-GAAP measures noted above are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similar items that present related measures differently.  The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

            Reconciliation of GAAP to non-GAAP financial measures for the periods presented are attached to the press release.

Conference Call and Webcast
Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (877) 869-3847 (toll-free within the United States and Canada) or (201) 689-8261 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (877) 660-6853 or (201) 612-7415, conference ID“13604955.”

About Ingram Micro Inc.

Ingram Micro helps businesses realize the promise of technology. It delivers a full spectrum of global technology and supply chain services to businesses around the world. Deep expertise in technology solutions, mobility, cloud, and supply chain solutions enables its business partners to operate efficiently and successfully in the markets they serve. More at www.ingrammicro.com.

# # #
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to the expected benefits from acquisitions and our ability to enhance earnings power and the impact of foreign currency rates, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) changes in macro-economic conditions, including from currency movements, can affect our business and results of operations; (2) our acquisition and investment strategies may not produce the expected benefits and our cost reduction programs may not produce the anticipated benefits, each of which may adversely affect results of operations; (3) we are dependent on a variety of information systems, which, if not properly functioning, and available, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and net sales; (4) failure to retain and recruit key personnel would harm our ability to meet key objectives; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to industry changes could negatively impact our future operating results; (7) we continually experience intense competition across all markets for our products and services; (8) termination of a key supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (9) substantial defaults by our customers or the loss of significant customers could negatively impact our business, results of operations, financial condition or liquidity; (10) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (11) our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs; (12) changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (13) we cannot predict the outcome of litigation matters and other contingencies that we may be involved with from time to time; (14) we may become involved in intellectual property disputes that could cause us to incur substantial costs, divert the efforts of management or require us to pay substantial damages or licensing fees; (15) our failure to comply with the requirements of environmental regulations could adversely affect our business; (16) we face a variety of risks in our reliance on third-party service companies, including shipping companies, for the delivery of our products and outsourcing arrangements; (17) changes in accounting rules could adversely affect our future operating results; and (18) our quarterly results have fluctuated significantly. There are additional contingencies associated with each of the above identified risks. For example, in connection with our acquisition strategy, we risk failing to realize the anticipated benefits of an acquisition due to, among other things, the unsuccessful integration of an acquired business. Despite its global presence, Ingram Micro may fail to proactively identify and tap into emerging markets and geographies. We have historically instituted, and will continue to institute, changes to our strategies, operations and processes in an effort to address and mitigate risks; however, there are no assurances that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to our SEC filings, and specifically to Item 1A-Risk Factors, of our latest Annual Report on Form 10K.

# # #
© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Amounts in 000s)
(Unaudited)

	April 4, 2015	January 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$509,883	$692,777
Trade accounts receivable, net	5,015,639	6,115,328
Inventory	4,252,845	4,145,012
Other current assets	609,549	532,406
Total current assets	10,387,916	11,485,523
Property and equipment, net	439,290	432,430
Goodwill	553,802	532,483
Intangible assets, net	340,161	318,689
Other assets	52,495	62,318
Total assets	$11,773,664	$12,831,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,558,643	$6,522,369
Accrued expenses	501,854	542,038
Short-term debt and current maturities of long-term debt	158,589	372,026
Total current liabilities	6,219,086	7,436,433
Long-term debt, less current maturities	1,256,978	1,096,889
Other liabilities	123,871	132,295
Total liabilities	7,599,935	8,665,617
Stockholders’ equity	4,173,729	4,165,826
Total liabilities and stockholders’ equity	$11,773,664	$12,831,443

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 4, 2015	March 29, 2014

Net sales	$10,644,426	$10,383,989
Cost of sales	10,026,965	9,773,409
Gross profit	617,461	610,580
Operating expenses:
Selling, general and administrative	499,775	489,644
Amortization of intangible assets	15,931	14,152
Reorganization costs	4,040	38,424
	519,746	542,220

Income from operations	97,715	68,360
Other expense (income):
Interest income	(458)	(1,425)
Interest expense	22,158	19,322
Net foreign currency exchange loss	7,538	1,588
Other	3,462	4,983
	32,700	24,468
Income before income taxes	65,015	43,892
Provision for income taxes	21,740	19,059
Net income	$43,275	$24,833
Diluted earnings per share	$0.27	$0.16
Diluted weighted average shares outstanding	160,203	159,000

Ingram Micro Inc.
Consolidated Statement of Cash Flows
(Amounts in 000s)
(Unaudited)

	Thirteen weeks ended
	April 4, 2015	March 29, 2014
Cash flows from operating activities:
Net income	$43,275	$24,833
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	37,321	34,219
Stock-based compensation	6,514	7,886
Excess tax benefit from stock-based compensation	(59)	(2,210)
Gain on sale of property and equipment	(62)	—
Noncash charges for interest and bond discount amortization	792	587
Deferred income taxes	19,653	4,526
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	1,070,791	896,266
Inventory	(132,717)	(184,173)
Other current assets	(83,217)	(107,723)
Accounts payable	(695,593)	(985,564)
Change in book overdrafts	(136,837)	32,255
Accrued expenses	(70,890)	(147,332)
Cash provided (used) by operating activities	58,971	(426,430)
Cash flows from investing activities:
Capital expenditures	(21,767)	(22,320)
Sale of marketable securities, net	—	(50)
Proceeds from sale of property and equipment	111	—
Cost-based investment	—	(10,000)
Acquisitions, net of cash acquired	(88,561)	—
Cash used by investing activities	(110,217)	(32,370)
Cash flows from financing activities:
Proceeds from exercise of stock options	704	23,014
Excess tax benefit from stock-based compensation	59	2,210
Net proceeds from (repayments of) revolving credit facilities	(123,676)	173,075
Cash provided (used) by financing activities	(122,913)	198,299
Effect of exchange rate changes on cash and cash equivalents	(8,735)	10,622
Decrease in cash and cash equivalents	(182,894)	(249,879)
Cash and cash equivalents, beginning of period	692,777	674,390
Cash and cash equivalents, end of period	$509,883	$424,511

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Thirteen Weeks Ended April 4, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based compensation	Consolidated Total

Net Sales	$4,441.6	$3,074.3	$2,544.2	$584.3	$—	$10,644.4

GAAP Operating Income	$54.3	$6.9	$31.6	$11.4	$(6.5)	$97.7
Reorganization, integration and transition costs	5.6	3.5	1.9	0.5	—	11.5
Amortization of intangible assets	10.5	3.3	2.0	0.2	—	16.0
Non-GAAP Operating Income	$70.4	$13.7	$35.5	$12.1	$(6.5)	$125.2

GAAP Operating Margin	1.22%	0.22%	1.24%	1.95%		0.92%
Non-GAAP Operating Margin	1.59%	0.45%	1.40%	2.07%		1.18%

	Thirteen Weeks Ended March 29, 2014
	North America	Europe	Asia-Pacific	Latin America	Stock-based compensation	Consolidated Total

Net Sales	$4,142.1	$3,459.3	$2,289.1	$493.5	$—	$10,384.0

GAAP Operating Income	$61.7	$(11.2)	$16.8	$9.0	$(7.9)	$68.4
Reorganization, integration and transition costs	13.1	30.8	2.6	0.5	—	47.0
Amortization of intangible assets	9.7	2.8	1.4	0.2	—	14.1
LCD class action settlement	(6.6)	—	—	—	—	(6.6)
Non-GAAP Operating Income	$77.9	$22.4	$20.8	$9.7	$(7.9)	$122.9

GAAP Operating Margin	1.49%	(0.32)%	0.73%	1.82%		0.66%
Non-GAAP Operating Margin	1.88%	0.65%	0.91%	1.96%		1.18%

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Thirteen Weeks Ended April 4, 2015
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$43.3	$0.27
Reorganization, integration and transition costs	11.0	0.07
Amortization of intangible assets	11.3	0.07
Pan-Europe foreign exchange loss	2.6	0.02
Non-GAAP Financial Measure	$68.2	$0.43

	Thirteen Weeks Ended March 29, 2014
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$24.8	$0.16
Reorganization, integration and transition costs	38.9	0.25
Amortization of intangible assets	10.1	0.06
LCD class action settlement	(4.7)	(0.03)
Pan-Europe foreign exchange gain	(1.2)	(0.01)
Non-GAAP Financial Measure	$67.9	$0.43

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 160.2 and 159.0 for the thirteen weeks ended April 4, 2015 and March 29, 2014, respectively.